Exhibit 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”), dated May 18, 2022, is by and between CV Sciences, Inc., a Delaware corporation (the “Company”), and (the “Investor”). In this Agreement, the Company and the Investor may each be referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Agreement, capitalized terms have the same meaning as defined in the Senior Convertible Note due 2022 (“Note”) or the Securities Purchase Agreement (“SPA”) executed by the Parties on November 14, 2021.

RECITALS

A.Prior to the date of this Agreement, the Parties entered into the SPA, pursuant to which the Investor acquired a certain Senior Convertible Note from the Company on November 14, 2021.

B.     On May 17, 2022, the Note was due and payable to the Investor in the principal amount of $130,000 plus interest, fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Note.

C.    With the passage of time, an Event of Default under Section 4(a)(iv) of the Note will occur on May 19, 2022, as a result the Company’s failure to pay to the Investor the principal amount of the Note when due.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties agree as follows:

    1.    Forbearance of Event of Default under the Note. Until the earlier to occur of (i) the date immediately prior to the date of occurrence of a Bankruptcy Event of Default, (ii) the date of occurrence of any other Event of Default under Section 4(a) of the Note, (iii) the time of any breach by the Company pursuant to this Agreement, and (v) June 1, 2022 (such period, the “Forbearance Period”), the Investor agrees to forbear exercising any rights or remedies that it may have under the Note that arises as a result of an Event of Default under Section 4(a)(iv) of the Note.

2.    Payment of Principal. After the Forbearance Period, the Company agrees to immediately make a cash payment to the Investor of the aggregate outstanding principal amount of the Note at the Redemption Premium and including all accrued and unpaid Default Interest.

3.    Ratification. Except as specifically provided in this Agreement, all other terms and conditions of the Note and SPA remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY

CV Sciences, Inc. a Delaware corporation

By:

INVESTOR

By: